Exhibit 10.1
STOCK PURCHASE AGREEMENT
by and between
THE FURUKAWA ELECTRIC CO., LTD.
and
OPLINK COMMUNICATIONS, INC.
dated as of
April 22, 2007

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	1
Section 1.2	Interpretation	3

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1	Sale and Transfer of Shares	4
Section 2.2	The Purchase Price	4

ARTICLE III

THE CLOSING

Section 3.1	The Closing	4
Section 3.2	Deliveries by Seller	4
Section 3.3	Deliveries by Purchaser	5

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1	Organization	5
Section 4.2	Authorization; Validity of Agreement	5
Section 4.3	Execution; Validity of Agreement	5
Section 4.4	Consents and Approvals; No Violations	5
Section 4.5	Ownership and Possession of Shares	6
Section 4.6	Good Title Conveyed	6
Section 4.7	Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk	6
Section 4.8	Brokers or Finders	6
Section 4.9	No Other Representations	7

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 5.1	Organization	7
Section 5.2	Authorization; Validity of Agreement	7
Section 5.3	Consents and Approvals; No Violations	7
Section 5.4	Capitalization	8
Section 5.5	Good Title Conveyed	8
Section 5.6	SEC Filings	9

ii

STOCK PURCHASE AGREEMENT
          This AGREEMENT (this “Agreement”), dated as of April 22, 2007, by and between The Furukawa Electric Co., Ltd., a Japanese corporation (“Seller”) and Oplink Communications, Inc., a Delaware corporation (“Purchaser”).
RECITALS
          WHEREAS, Seller owns 66,000,000 shares of the Class B Common Stock (the “Class B Common Stock”) of Optical Communication Products, Inc., a Delaware corporation (the “Company”); and
          WHEREAS, the Board of Directors of Seller has approved, and deems it advisable and in the best interests of its shareholders to sell, and the Board of Directors of Purchaser has approved, and deems it advisable and in the best interests of its shareholders, to acquire, the Class B Common Stock upon the terms and subject to the conditions set forth herein;
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          Section 1.1 Definitions
          For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:
          “Acquisition Proposal” means any offer, proposal or any third party indication of interest or intent relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any individual, entity or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any individual, entity or group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries, (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company (including its subsidiaries, taken as a whole), (d) any liquidation or dissolution of the Company, or (e) any acquisition of any of the Shares by any individual, entity or group; provided, however, that the transactions between Purchaser and Seller contemplated by this Agreement shall not be deemed an Acquisition Proposal.
          “Action of Divestiture” means (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Purchaser, its subsidiaries or affiliates or of the Company or its subsidiaries, (ii) the imposition of any limitation on the ability of Purchaser, its subsidiaries or affiliates or the Company or its subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Purchaser, the businesses of the Company and its subsidiaries, or (iii) the imposition of any impediment on Purchaser, its subsidiaries or affiliates or the Company or its subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.
          “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
          “Agreement” or “this Agreement” means this Stock Purchase Agreement, together with the Exhibits hereto.
          “Closing” means the closing referred to in Section 3.1.
          “Closing Date” means the date on which the Closing occurs.
          “Company” has the meaning set forth in the Recitals.
          “Encumbrances” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.
          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
          “Governmental Entity” means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Material Adverse Effect” when used in connection with any Person, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred after the date hereof and prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such Person, taken as a whole with its subsidiaries, other than any Effect primarily resulting from (A) changes affecting the United States or world economy generally which changes do not disproportionately affect such Person taken as a whole with its subsidiaries, (B) changes affecting the industry in which such Person and its subsidiaries operate generally which changes do not disproportionately affect such Person taken as a whole with its subsidiaries, (C) a change in such Person’s stock price or the trading volume in such stock, as applicable (provided that this clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume), (D) acts of terrorism or war which changes do not disproportionately affect such Person taken as a whole with its subsidiaries, (E) suspension or delay of customer orders, the threat of suspension of future customer orders, a slowdown in the rate of new orders from existing channels or the suspension of supplier relationships, in each case, resulting from the announcement of this Agreement and the transactions contemplated hereby, (F) a failure to meet securities analysts’ published revenue or earnings predictions for such Person for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that this clause (F) shall not exclude the revenues or earnings of such Person itself, as applicable, or any Effect which may have affected such Person’s revenues or earnings, as applicable), (G) changes in GAAP first publicly disclosed after the date hereof, or (H) any Action of Divestiture that would not reasonably be likely to adversely and materially impact the

Purchaser taken as a whole, the Company and its subsidiaries taken as a whole, or the benefits Purchaser expects to derive from the Transactions.
          “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
          “Purchaser” has the meaning set forth in the Preamble.
          “Purchaser Common Stock” has the meaning set forth in Section 5.4(a).
          “Purchaser Preferred Stock” has the meaning set forth in Section 5.4(a).
          “Purchaser Shares” has the meaning set forth in Section 2.2.
          “Securities Act” means the United States Securities Act of 1933, as amended.
          “SEC” means the United States Securities and Exchange Commission.
          “Section 203” means Section 203 of the Delaware General Corporation Law.
          “Seller” has the meaning set forth in the Preamble.
          “Shares” means the 66,000,000 shares of Class B Common Stock owned by Seller.
          “Transactions” means all the transactions provided for or contemplated by this Agreement.
          Section 1.2 Interpretation
               (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
               (b) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.
               (c) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
               (d) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
               (e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
               (f) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

               (g) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
               (h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement
ARTICLE II
PURCHASE AND SALE OF SHARES
          Section 2.1 Sale and Transfer of Shares
          Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser the Shares free and clear of all Encumbrances, except for any Encumbrance arising under Section 203, the Securities Act or any applicable state securities laws.
          Section 2.2 The Purchase Price
          Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Shares, Purchaser shall deliver to Seller: (i) an amount of cash equal to $84,150,000 and (ii) 857,258 shares of Purchaser Common Stock (the “Purchaser Shares”). The number of Purchaser Shares to be delivered hereunder shall be adjusted as appropriate to reflect fully the effect of any reclassification, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock of Purchaser), reorganization, recapitalization or other like change with respect to the capital stock of Purchaser occurring (or for which a record date is established) after the date hereof and prior to the Closing.
ARTICLE III
THE CLOSING
          Section 3.1 The Closing
          The sale and transfer of the Shares by Seller to Purchaser shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1100, Palo Alto, CA 94301, at 10:00 a.m., Pacific time, two business days following the satisfaction and/or waiver of all conditions to close set forth in Article VII (other than such conditions as can be satisfied only at the Closing), unless another date or place is agreed in writing by each of the parties hereto.
          Section 3.2 Deliveries by Seller.
          At the Closing, Seller shall deliver to Purchaser:
               (a) one or more certificates representing the Shares, each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by Seller and otherwise sufficient to vest in Purchaser good title to such Shares;

               (b) all other previously undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions.
          Section 3.3 Deliveries by Purchaser
          At the Closing, Purchaser shall:
               (a) transfer the amount set forth in Section 2.2(i) to an account designated by Seller prior to the Closing by wire transfer in immediately available funds;
               (b) issue and deliver to Seller certificates representing the Purchaser Shares registered in the name of Seller; and
               (c) deliver to Seller such other documents as are required to be delivered by Purchaser to Seller pursuant hereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing as follows:
          Section 4.1 Organization
          Seller is a corporation duly organized and validly existing under the laws of Japan.
          Section 4.2 Authorization; Validity of Agreement
          Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Seller, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the Transactions.
          Section 4.3 Execution; Validity of Agreement
          This Agreement has been duly executed and delivered by Seller, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
          Section 4.4 Consents and Approvals; No Violations
          Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and any comparable foreign antitrust laws, if applicable, and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the Transactions or compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the charter or by-laws of Seller or the Company, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or to which its assets are subject (excluding, for the avoidance of doubt, the Company and all assets of the Company), or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Company, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which (A) would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the Transactions or (B) would become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by Purchaser.
          Section 4.5 Ownership and Possession of Shares
          Seller is the record and beneficial owner of the Shares. Other than the Shares, Seller is not the record or beneficial owner of any other shares of the Company. The certificates representing the Shares are now and at all times during the term hereof shall be held by Seller or by a nominee or custodian for the sole and exclusive benefit of Seller, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws, and except for the conversion of the Class B Common Stock in accordance with the Certificate of Incorporation of the Company. A copy of the certificate representing the Shares, which includes a Securities Act legend, has been previously delivered to Purchaser.
          Section 4.6 Good Title Conveyed
          The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by Seller to Purchaser at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good and marketable title to all the Shares, free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act and any applicable state securities laws, and except for the conversion of the Class B Common Stock into 66,000,000 shares of Class A Common Stock of the Company in accordance with the Certificate of Incorporation of the Company.
          Section 4.7 Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk
               (a) Seller is acquiring the Purchaser Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Purchaser Shares. Seller agrees that the Purchaser Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such Act and such laws, and acknowledges that the certificate representing the Purchaser Shares will bear a customary legend to such effect.
               (b) Seller is able to bear the economic risk of holding the Purchaser Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Purchaser Shares.
          Section 4.8 Brokers or Finders

          Seller has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except JPMorgan Securities Japan Co., Ltd., whose fees and expenses will be paid by Seller in accordance with Seller’s agreement with such firm.
          Section 4.9 No Other Representations
          Except for the representations and warranties contained in this Article IV, neither Seller nor any other person or entity acting on behalf of Seller, makes any representation or warranty, express or implied. Without limiting the foregoing, Seller makes no representations or warranties with respect to the Company whatsoever.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser represents and warrants to Seller as of the date of this Agreement and as of the Closing, that:
          Section 5.1 Organization
          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Purchaser or a material adverse effect on Purchaser’s ability to consummate the Transactions.
          Section 5.2 Authorization; Validity of Agreement
          Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
          Section 5.3 Consents and Approvals; No Violations
          Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and any comparable foreign antitrust laws, if applicable, and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the Transactions. Purchaser understands and acknowledges that (i) the Transactions have not been approved by the board of directors of the Company under Section 203, and that (ii) the Class B Common Stock, upon transfer to Purchaser will automatically convert into 66,000,000 shares of Class A Common Stock, of the Company, in accordance with the Certificate of Incorporation of the Company.
          Section 5.4 Capitalization
               (a) The authorized capital stock of Purchaser consists of 34,000,000 shares of common stock, par value $0.001 per share (“Purchaser Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (“Purchaser Preferred Stock”), 4,000,000 shares of which are designated as Series A Junior Participating Preferred Stock. As of the close of business on March 31, 2007: (i) 22,209,900 shares of Purchaser Common Stock were issued and outstanding; (ii) no shares of Purchaser Preferred Stock were issued and outstanding; and (iii) 3,383,447 shares of Purchaser Common Stock were subject to issuance pursuant to outstanding options to purchase Purchaser Common Stock. There are no shares of Purchaser capital stock held by Purchaser in its treasury and no shares of Purchaser capital stock are owned or held by any subsidiary of Purchaser. All of the outstanding shares of capital stock of Purchaser are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.
               (b) Except as set forth in Section 5.4(a) above, as of the close of business on March 31, 2007, (i) there were no shares of capital stock of Purchaser authorized, issued or outstanding; (ii) other than the Rights Agreement, dated as of March 18, 2002, between Purchaser and The Bank of New York, there were no options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Purchaser, obligating Purchaser or any of its subsidiaries to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock or other equity interest in, Purchaser or any of its subsidiaries, or securities convertible into or exchangeable for such shares or equity interests or to otherwise make any payment in respect of any such shares or other equity interest or obligating Purchaser or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment; and (iii) there were no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of Purchaser.
               (c) Since the close of business on March 31, 2007, other than the issuance of Purchaser Common Stock pursuant to the exercise of options or warrants outstanding as of the close of business on March 31, 2007 in accordance with their terms as in effect on the date hereof, there has been no change in the outstanding capital stock of Purchaser, the shares of Purchaser capital stock subject to issuance pursuant to outstanding options or warrants or the options, warrants or other rights, commitments, agreements or arrangements relating to capital stock of Purchaser or any of its subsidiaries.
          Section 5.5 Good Title Conveyed

          Delivery of the Purchaser Common Stock to Seller, in accordance with the terms of this Agreement, will effectively vest in Seller good title to the Purchaser Common Stock, free and clear of all Encumbrances, except restrictions on transfer imposed by this Agreement, the Securities Act and any applicable state securities laws.
          Section 5.6 SEC Filings
          Purchaser has filed or furnished all registration statements, reports, schedules and other documents required to be filed or furnished by it or any of its subsidiaries with the SEC since December 31, 2003 (collectively, including any amendments thereto, the “Purchaser SEC Reports”). As of their respective filing dates (or, if amended, as of the date of such amendment), the Purchaser SEC Reports were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Purchaser SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Purchaser SEC Report filed subsequently (but prior to the date hereof). To the knowledge of Purchaser, as of the date hereof, none of the Purchaser SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Each of the financial statements (including the related notes and schedules) of Purchaser included in, or incorporated by reference into, the Company SEC Reports (the “Purchaser Financials”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing of the relevant SEC Report, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes). Purchaser has no current intention to correct or restate, and to the knowledge of Purchaser, there is not any basis to correct or restate any of the Purchaser Financials. Purchaser has not had any disagreement with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.
          Section 5.7 Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk
               (a) Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such Act and such laws.
               (b) Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.
          Section 5.8 Availability to Funds

          Purchaser currently has sufficient immediately available funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, to pay the cash portion of the purchase price and to pay any other amounts payable pursuant to this Agreement and to effect the Transactions.
          Section 5.9 Brokers’ and Finders’ Fees
          Neither Purchaser nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except Seven Hills Partners LLC, whose fees and expenses will be paid by Purchaser in accordance with Purchaser’s agreement with such firm.
          Section 5.10 No Other Representations
          Except for the representations and warranties contained in this Article V, neither Purchaser nor any other person or entity acting on behalf of Purchaser, makes any representation or warranty, express or implied.
ARTICLE VI
CERTAIN COVENANTS
          Section 6.1 Efforts and Actions to Cause Closing to Occur
               (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require Seller or the Company to pay any consideration to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waiver is requested, or to consent to or accept any divestiture or operational limitation in connection with the Transactions.
               (b) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other party with copies of any communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto receives a request for information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.
               (c) In addition to and without limiting the agreements of the parties contained above, each of Purchaser and Seller shall make the filings required of them under the HSR Act as soon as is practicable, and shall use reasonable best efforts to do so within two business days of the date hereof and concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, request early termination of the HSR Act waiting period.
          Section 6.2 Offer for Remaining Shares of the Company
          Promptly following the public disclosure of the execution of his Agreement, Purchaser shall submit to the Board of Directors of the Company in writing, in form and substance as agreed upon by Seller and Purchaser as of the date hereof, an offer (subject to the terms and conditions set forth in such offer) to acquire all remaining outstanding equity securities of the Company on terms no less favorable to the holders of such equity securities than the terms pursuant to which Purchaser proposes to acquire the Shares hereunder. None of the Company or any of its shareholders is intended nor shall be deemed a third party beneficiary of this provision.
          Section 6.3 Public Disclosure
               (a) The parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement without the prior written approval of the other party, except as may be required by law or the rules and regulations of the Tokyo Stock Exchange or the Nasdaq or in connection with the enforcement of this Agreement, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication. Any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by Seller and Purchaser, and Purchaser and Seller shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Transactions or this Agreement.
               (b) Purchaser shall cooperate and provide Seller (and its counsel) with a reasonable opportunity to review and comment on any report or filing relating to or describing the Transactions or this Agreement required to be filed by Purchaser pursuant to the Exchange Act prior to filing such with the SEC, and will provide Seller with a copy of all such filings made with the SEC.
               (c) The provisions of this Section 6.3 shall terminate thirty (30) days following the Closing.
          Section 6.4 Transfer of the Purchaser Shares
               (a) During the three-year period following the Closing, Seller shall not, without the prior written consent of the Purchaser, other than to a controlled Affiliate of Seller who agrees in writing to be bound by the restrictions contained in this Section 6.4: (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Purchaser Shares or any additional shares issued thereon or in respect thereof; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Purchaser Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Purchaser Shares or such other securities, in cash or otherwise; provided, however, that one-third (1/3rd) of the Purchaser Shares shall be released from the restrictions set forth in this Section 6.4(a) on the corresponding day of the end of each one (1) year period after the Closing (or if there is no corresponding day in any such month, on the last day of such month), until all Purchaser Shares have been released from the restrictions set forth in this Section 6.4(a) on the third (3rd ) anniversary of the Closing.
               (b) In order to enforce the foregoing, Purchaser shall have the right to place restrictive legends on the certificates representing the Purchaser Shares and to impose stop transfer instructions with respect to the Purchaser Shares (and any additional shares issued thereon or in respect thereof) until the end of the applicable portion of such three-year period. Upon request of Seller, Purchaser shall promptly remove such restrictive legend from any Purchaser Shares (and any additional shares issued thereon or in respect thereof) on the expiration of the restricted period applicable to such Purchaser Shares (and any additional shares issued thereon or in respect thereof).
          Section 6.5 Agreement to Vote Shares
               (a) At every meeting of the shareholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, Seller (in Seller’s capacity as such), to the extent not voted by the person(s) appointed under the Proxy (as defined below), shall, or shall cause the holder of record on any applicable record date to, vote the Shares:
                    (i) against approval of any proposal made in opposition to, or in competition with, consummation of any of the Transactions; and
                    (ii) against any of the following actions (other than those actions that are in furtherance of the Transactions and any other transactions contemplated by this Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any material subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or of the assets of any subsidiary of the Company that are material to the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any material subsidiary of the Company, (D) any material change in the capitalization of the Company or any material subsidiary of the Company, or the corporate structure of the Company or any material subsidiary of the Company, or (E) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone or adversely affect the Transactions or any other transactions contemplated by the this Agreement.
               (b) In the event that a meeting of the shareholders of the Company is held, Seller shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.
               (c) Seller shall not enter into any agreement or understanding with any individual or entity to vote or give instructions in any manner inconsistent with the terms of this Section 6.5.
               (d) Concurrently with the execution of this Agreement, Seller shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

               (e) This Section 6.5 shall terminate on the earlier of the Closing and the termination of this Agreement.
          Section 6.6 Non-solicitation
               (a) Other than as specifically contemplated herein, Seller agrees that neither it nor any of its officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by it) shall (nor shall authorize any of them to) directly or indirectly: (i) solicit, initiate or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any individual or entity any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any individual or entity with respect to any Acquisition Proposal, except to notify such individual or entity as to the existence of these provisions, (iv) approve, endorse or recommend any proposal to acquire the Shares, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. Seller will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations by it or any of its officers, directors, agents and representatives with any third parties conducted heretofore with respect to any Acquisition Proposal and shall use reasonable efforts to cause any such individual or entity (including its employees, agents and representatives) in possession of confidential information about the Company in connection with the Acquisition Proposal to return or destroy all such information and all materials, documents, analyses and other work product containing or derived from that information.
               (b) Notwithstanding the foregoing, the restrictions and obligations contained in this Section 6.6 shall not apply with respect to any action of an officer, director, agent or representative of Seller who is a member of the Board of Directors of the Company taken in such member’s capacity as such in the good faith exercise of such member’s fiduciary duties under applicable law.
               (c) This Section 6.6 shall terminate on the earlier of the Closing and the termination of this Agreement.
ARTICLE VII
CONDITIONS TO THE CLOSING
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing
          The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
               (a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the Closing, provided, however, that the parties shall use their reasonable efforts to have any such order or injunction vacated or lifted; and
               (b) Antitrust Approval. The applicable waiting period under the HSR Act and under any comparable foreign antitrust laws, if applicable as reasonably determined by Purchaser and Seller, shall have expired or been terminated.

          Section 7.2 Conditions to Obligations of Purchaser to Effect the Closing
          The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
               (a) Government Action. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions or seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares.
               (b) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing in all material respects as though made as of the Closing.
               (c) Seller Breach. Seller shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any covenant to be performed or complied with by Seller under this Agreement.
               (d) Shareholder Rights Plan. The Company shall not have adopted a shareholder rights plan or so-called “poison pill” that would be triggered by Purchaser’s acquisition of the Shares at Closing pursuant to this Agreement; and
               (e) Termination. The Transactions shall not have been terminated or abandoned in accordance with the terms of this Agreement.
               (f) Proxy. Seller shall have executed and delivered the Proxy.
The foregoing conditions are for the sole benefit of Purchaser, may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
          Section 7.3 Conditions to Obligations of Seller to Effect the Closing
          The obligations of Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
               (a) Government Action. There shall not be threatened or pending any suit, action or proceeding by any Government Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to impose material limitations on the ability of Seller effectively to exercise full rights of ownership of the Purchaser Shares, including the right to vote the Purchaser Shares.
               (b) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing in all material respects as though made as of the Closing; provided, however, that the representations and warranties contained in Section 5.6 shall be true and correct as of the Closing as though made as of the Closing, except for such inaccuracies and breaches as have or could reasonably be expected to have a Material Adverse Effect on Purchaser.

               (c) Purchaser Breach. Purchaser shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any covenant of the Purchaser to be performed or complied with by it under this Agreement; and
               (d) Termination. The Transactions shall not have been terminated or abandoned in accordance with the terms of this Agreement.
The foregoing conditions are for the sole benefit of Seller, may be waived by Seller, in whole or in part, at any time and from time to time in the sole discretion of Seller. The failure by Seller at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
          Section 8.1 Termination
          The Transactions may be terminated or abandoned at any time prior to the Closing Date:
               (a) By the mutual written consent of Purchaser and Seller;
               (b) By Purchaser or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits the consummation of the Closing and such order, decree, ruling or other action shall have become final and non-appealable;
               (c) By Purchaser, if there has been a breach of or any failure to perform any representation, warranty covenant or other agreement of Seller contained in this Agreement, which breach or failure (i) would cause a condition set forth in Section 7.2(b) or (c) not to be satisfied, and (ii) cannot be or has not been cured (A) within 20 days after Seller has received written notice of such breach or failure from Purchaser or (B) July 31, 2007, whichever occurs first;
               (d) By Seller, if there has been a breach of or any failure to perform any representation, warranty covenant or other agreement of Purchaser contained in this Agreement, which breach or failure (i) would cause a condition set forth in Section 7.3(b) or (c) not to be satisfied, and (ii) cannot be or has not been cured (A) within 20 days after Purchaser has received written notice of such breach or failure from Seller or (B) July 31, 2007, whichever occurs first;
               (e) By Purchaser on or after July 31, 2007, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty, covenant or other agreement contained in this Agreement by Purchaser; or
               (f) By Seller on or after July 31, 2007, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty, covenant or other agreement contained in this Agreement by Seller.
          Section 8.2 Effect of Termination

          In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchaser or Seller except for fraud or for willful breach of this Agreement prior to such termination or abandonment of the Transactions.
ARTICLE IX
MISCELLANEOUS
          Section 9.1 Fees and Expenses
          All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.
          Section 9.2 Amendment and Modification
          This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
          Section 9.3 Notices
          All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, to:
Oplink Communications, Inc.
46335 Landing Parkway
Fremont, CA 94538
	Attention:	Joseph Y. Liu
President and Chief Executive Officer
Telephone: (510) 933-7200
Telecopy: (510) 933-7300

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304
Attention: Carmen Chang
Telephone: (650) 493-9300
Telecopy: (650) 493-6811

if to Seller, to:
Legal Department
The Furukawa Electric Co., Ltd.
2-3, Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8322, Japan
Attention: Nagamasa Honda
Telephone: +81 (03) 3286-3039
Telecopy: +81 (03) 3286-3910

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Ave., Suite 1100 Palo Alto, CA 94301
Attention: Kenton J. King
Telephone: (650) 470-4530
Telecopy: (650) 470-4570
          Section 9.4 Counterparts
          This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.
          Section 9.5 Entire Agreement; No Third-Party Beneficiaries
          This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
          Section 9.6 Severability
          Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
          Section 9.7 Governing Law
          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.
          Section 9.8 Venue

          Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of Delaware.
          Section 9.9 Time of Essence
          Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          Section 9.10 Extension and Waiver
          At any time prior to the Closing Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
          Section 9.11 Assignment
          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, all (but not less than all) of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
[Signature page follows]

          IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement or have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

THE FURUKAWA ELECTRIC CO., LTD.			OPLINK COMMUNICATIONS, INC.

By:	/s/ Hideo Sakura		By:	/s/ Joseph Y. Liu

	Name:	Hideo Sakura		Name:	Joseph Y. Liu
	Title:	Chief Financial Officer		Title:	Chief Executive Officer

Exhibit A
Form of Proxy
IRREVOCABLE PROXY
     The undersigned, Furukawa Electric Co., Ltd., a Japanese corporation (“Seller”), hereby irrevocably (to the fullest extent permitted by law) appoints Oplink Communications, Inc., a Delaware corporation (“Purchaser”), acting through any of its Chief Executive Officer or Chief Financial Officer, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Optical Communication Products, Inc., a Delaware corporation (the “Company”) owned by Seller, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.
     This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest, is granted pursuant to that certain Stock Purchase Agreement of even date herewith by and between Purchaser and Seller (the “Purchase Agreement”), and is granted in consideration of Purchaser entering into the Purchase Agreement.
     As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Purchase Agreement shall have been terminated pursuant to Article VIII thereof, (ii) the date and time of the Closing under the Purchase Agreement, or (iii) July 31, 2007.
     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting:
          (i) in favor of each of the transactions contemplated by the Purchase Agreement and any action required in furtherance thereof;
          (ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the transactions contemplated by Purchase Agreement and against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Seller in the Purchase Agreement; and
          (iii) against any of the following actions (other than those actions that relate to any acquisition by Purchaser of securities of the Company): (a) any purchase or acquisition by any individual, entity or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any individual, entity or group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries, (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company (including its subsidiaries, taken as a whole), (d) any liquidation or dissolution of the Company, or (e) any acquisition of any of the Shares by any individual, entity or group.
     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned may vote the Shares on all other matters.
     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.
     This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: April __, 2007	THE FURUKAWA ELECTRIC CO., LTD.

By:

Name:
Title: